EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement (No. 333-148828) on Form S-8 of Belvedere SoCal of our report dated April 11, 2008 relating to our audit of the financial statements of Spectrum Bank as of and for the year ended December 31, 2007 included in this Current Report on Form 8-K/A.

/s/ Perry-Smith LLP

Sacramento, California
April 11, 2008